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                                                                  Exhibit 99.1


           SUMMIT DESIGN, INC. ANNOUNCES LARRY GERHARD RESIGNATION

BEAVERTON, Ore., June 11--Summit Design, Inc. (Nasdaq: SMMT) today announced that Larry Gerhard, its Chairman and Chief Executive Officer, will leave his positions with the company at the end of June. Richard Davenport, Summit Design's President and Chief Operating Officer, will be acting Chief Executive Officer until a successor is named.

Summit Design, Inc. is a leading international supplier of engineering software products in the areas of high-level design creation, analysis and verification. The world's top electronics companies use Summit products to increase engineering productivity, reduce development time and improve the quality of their products. Summit is located at 9305 SW Gemini Drive, Beaverton, Ore., 97008; 503-643-9281.

Contact:
Summit Design, Inc., Al Koob (503) 643-9281